Exhibit 99.1

Verona Pharma Announces $650 Million Strategic Financing
with Oaktree and OMERS

Non-dilutive funding will support planned US commercial launch and expansion of ensifentrine’s clinical activities

Cash runway extended beyond 2026

LONDON and RALEIGH, N.C., May 9, 2024 – Verona Pharma plc (Nasdaq: VRNA) (“Verona Pharma”), announces it and its wholly-owned subsidiary, Verona Pharma, Inc. (“VPI” and together with Verona Pharma, the “Company”), have entered into strategic financing agreements providing access to up to $650 million from funds managed by Oaktree Capital Management, L.P. (“Oaktree”) and OMERS Life Sciences (“OMERS”).

The agreements provide non-dilutive capital and additional financial flexibility ahead of Verona Pharma’s planned US launch of ensifentrine and will support the Company’s continued growth. Ensifentrine is currently under review by the US Food and Drug Administration (“FDA”), and, if approved, is expected to be the first novel inhaled mechanism for the maintenance treatment of chronic obstructive pulmonary disease in more than 20 years.

The strategic financing was led by Oaktree and is comprised of the following:

•	Debt facility: Up to $400 million in term loans available in five separate tranches via a term loan facility (“debt facility”).

•	Revenue interest purchase and sale agreement (“RIPSA”): Up to $250 million in funding from the sale of a redeemable interest in future ensifentrine-related revenue, which is capped at 1.75x of the amount funded.

The debt facility replaces the existing facility of up to $400 million with funds managed by Oxford Finance LLC and Hercules Capital, Inc. (NYSE: HTGC).

Under the terms of the debt facility, VPI is drawing $55 million at closing, and may draw, subject to certain conditions, an additional $70 million upon FDA approval of ensifentrine, $175 million in two separate tranches upon achievement of certain net sales milestones and, subject to the approval of the Lenders, $100 million to support strategic initiatives. VPI will pay only interest on the outstanding loans under the five-year debt facility on a quarterly basis with all amounts outstanding due at maturity. Approximately $52 million of the loans drawn at closing will be used to repay in full the existing facility, including to pay fees and associated costs thereunder.

Under the terms of the RIPSA, VPI will receive $100 million upon FDA approval of ensifentrine and will be eligible to draw an additional $150 million upon the achievement of certain net sales milestones. The revenue interest financing rate is 5% and 6.5% of certain proceeds the Company receives from licensees that the Company may engage during the term of the RIPSA outside of the US and in the US, respectively, and 6.5% of global net sales of ensifentrine by the Company. The total revenue interest financing payable by the Company to Oaktree and OMERS is capped at 1.75x of the amount actually funded, with the ability to redeem the RIPSA at lower multiples within the first three years from funding.

“As we finalize preparations for the potential US approval and commercial launch of ensifentrine, we are pleased to be working with Oaktree and OMERS who are aligned with our view of ensifentrine’s importance to the COPD community and its commercial opportunity. This strategic agreement, with access to up to $650 million, allows us to further strengthen our cash position and improve our financial flexibility,” said David Zaccardelli, Pharm. D., President and Chief Executive Officer of Verona Pharma. “These funds, together with our existing cash of $255 million, are expected to support the Company through commercialization and growth beyond 2026.”

“We believe ensifentrine’s impressive clinical data generated to date and unique mechanism of action position it well to become a paradigm-shifting advancement in the maintenance treatment of COPD, a condition with continued unmet need,” said Aman Kumar, Co-Portfolio Manager for Oaktree’s Life Sciences Lending platform. “This strategic investment in Verona Pharma underscores Oaktree’s commitment to provide flexible capital solutions to innovative life sciences companies that are working on bringing important therapies to patients and providers worldwide.”

Morgan Stanley & Co. LLC acted as sole structuring agent on the transaction. Latham & Watkins LLP served as legal counsel to Verona Pharma. Sullivan & Cromwell LLP served as legal counsel to Oaktree.

For further information please contact:

Verona Pharma plc	US Tel: +1-833-417-0262 UK Tel: +44 (0)203 283 4200
Victoria Stewart, Senior Director of Investor Relations and Communications	IR@veronapharma.com
Argot Partners US Investor Enquiries	Tel: +1-212-600-1902 verona@argotpartners.com
Ten Bridge Communications International / US Media Enquiries	Tel: +1-312-523-5016 tbcverona@tenbridgecommunications.com
Leslie Humbel

About Verona Pharma

Verona Pharma is a biopharmaceutical company focused on developing and commercializing innovative therapies for the treatment of chronic respiratory diseases with significant unmet medical needs. In the third quarter of 2023, the US Food and Drug Administration accepted for review the Company’s NDA for ensifentrine for the maintenance treatment of patients with COPD and assigned a PDUFA target action date of June 26, 2024. If approved, ensifentrine has the potential to become the first inhaled non-steroidal therapy for the treatment of respiratory diseases that combines bronchodilator and anti-inflammatory activities in one molecule. The Company has evaluated nebulized ensifentrine in its Phase 3 clinical program ENHANCE (“Ensifentrine as a Novel inHAled Nebulized COPD thErapy”) for COPD maintenance treatment. Ensifentrine met the primary endpoint in both ENHANCE-1 and ENHANCE-2 trials demonstrating statistically significant and clinically meaningful improvements in lung function. In addition, ensifentrine substantially reduced the rate and risk of COPD exacerbations in pooled analysis from ENHANCE-1 and ENHANCE-2. Two additional formulations of ensifentrine have been evaluated in Phase 2 trials for the treatment of COPD: dry powder inhaler (“DPI”) and pressurized metered-dose inhaler (“pMDI”); and a fixed-dose combination formulation with ensifentrine and glycopyrrolate, a LAMA, is currently under development, also for the treatment of COPD. Ensifentrine also has potential applications in cystic fibrosis, non-cystic fibrosis bronchiectasis, asthma and other respiratory diseases. For more information, please visit www.veronapharma.com.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $192 billion in assets under management as of March 31, 2024. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,200 employees and offices in 23 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

About OMERS Life Sciences and OMERS

OMERS Life Sciences provides royalty financings and other non-dilutive solutions to biopharma companies and academic institutions, supporting their efforts to address unmet medical needs and improve the quality of life of patients around the world.

OMERS is a jointly sponsored, defined benefit pension plan, with 1,000 participating employers ranging from large cities to local agencies, and over 600,000 active, deferred and retired members. Our members include union and non-union employees of municipalities, school boards, local boards, transit systems, electrical utilities, emergency services and children’s aid societies across Ontario. OMERS teams work in Toronto, London, New York, Amsterdam, Luxembourg, Singapore, Sydney and other major cities across North America and Europe – serving members and employers, and originating and managing a diversified portfolio of high-quality investments in bonds, public and private credit, public and private equity, infrastructure and real estate.

Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the debt facility providing non-dilutive capital and further financial flexibility to support Verona Pharma’s continued growth, including the planned commercial launch of ensifentrine, statements regarding the future availability of future draws under the debt facility, the timing of repayment and termination of the existing facility, the ability of Verona Pharma to reach certain net sales milestones, the potential for ensifentrine to be the first therapy for the treatment of respiratory diseases to combine bronchodilator and non-steroidal anti-inflammatory benefits in one compound, the potential for ensifentrine to be the first novel inhaled mechanism for the maintenance treatment of chronic obstructive pulmonary disease in more than 20 years, and the potential of ensifentrine in the treatment of cystic fibrosis, non-cystic fibrosis bronchiectasis, asthma and other respiratory diseases, as well as the potential of the DPI and pMDI formulations of ensifentrine.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from our expectations expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history; our need for additional funding to complete development and commercialization of ensifentrine, which may not be available and which may force us to delay, reduce or eliminate our development or commercialization efforts; the reliance of our business on the success of ensifentrine, our only product candidate under development; economic, political, regulatory and other risks involved with international operations; the lengthy and expensive process of clinical drug development, which has an uncertain outcome; serious adverse, undesirable or unacceptable side effects associated with ensifentrine, which could adversely affect our ability to develop or commercialize ensifentrine; we may not be successful in developing ensifentrine for multiple indications; our ability to obtain approval for and commercialize ensifentrine in multiple major pharmaceutical markets; misconduct or other improper activities by our employees, consultants, principal investigators, third-party service providers and licensees; our inability to realize the anticipated benefits under licenses granted by us to third parties to develop and commercialize ensifentrine, our future growth and ability to compete depends on retaining our key personnel and recruiting additional qualified personnel; material differences between our “top-line” data and final data; our reliance on third parties, including clinical research organizations, clinical investigators, manufacturers and suppliers, and the risks related to these parties’ ability to successfully develop and commercialize ensifentrine; lawsuits related to patents covering ensifentrine and the potential for our patents to be found invalid or unenforceable; lawsuits related to our licensing of patents and know-how with third parties for the development and commercialization of ensifentrine; changes in our tax rates, unavailability of certain tax credits or reliefs or exposure to additional tax liabilities or assessments could affect our profitability, and audits by tax authorities could result in additional tax payments for prior periods; and our vulnerability to natural disasters, global economic factors, geo-political actions and unexpected events, including health epidemics or pandemics, and conflicts such as the Russia-Ukraine conflict, which has and may continue to adversely impact our business. These and other important factors under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.